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                                                                    Exhibit 4.20



                           $75,000,000
                         DEMAND DEBENTURE

                   WESTCAN PHARMACEUTICALS LTD.
                        150 Beghin Avenue
                        Winnipeg, Manitoba
                             R2J 3W2

1.   PROMISE TO PAY

          The above-named corporation (the "CORPORATION") for value received promises to pay to The Bank of Nova Scotia (the "CANADIAN AGENT") at its offices at 44 King Street West, Toronto, Ontario, M5H 1Hl on demand all amounts now or hereafter owing by the Corporation to the Canadian Secured Parties (as defined below) or any of them, up to the maximum principal amount of $75,000,000 in lawful money of Canada, and interest at the rate of 25% per annum, calculated daily and payable on demand, both before and after maturity and default, with interest on overdue interest at the same rate.

          This Debenture is granted to the Canadian Agent on its own behalf and as agent for the following:

     (a) the Canadian Lenders and the Canadian Issuers, each as defined in the credit agreement dated as of 30 June 1997 (as amended, supplemented, restated and replaced from time to time, the "CREDIT AGREEMENT") between Vita Health Company (1985) Ltd. (the "Canadian Borrower"), The Bank of Nova Scotia as Canadian Agent, the Canadian Lenders and certain other parties;

     (b) each counterparty to a Rate Protection Agreement (as defined in the Credit Agreement) entered into by the Corporation or the Canadian Borrower that is (or at the time the Rate Protection Agreement was entered into, was) a Canadian Lender or an Affiliate (as defined in the Credit Agreement) of a Canadian Lender; and

     (c) their respective successors, permitted transferees and permitted assigns.

The Canadian Agent and the persons listed above are collectively referred to in this Debenture as the "CANADIAN SECURED PARTIES". The Corporation and the Canadian Borrower are collectively referred to in this Debenture as the "CANADIAN OBLIGORS".

2.   OBLIGATIONS SECURED

          This Debenture secures payment and performance by the Canadian Obligors or any of them to the Canadian Secured Parties or any of them of all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or not,


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choate or inchoate, in any currency, at any time owing by the Canadian
Obligors or any of them to the Canadian Secured Parties or any of them under or in connection with the Credit Documents (as defined below) or remaining unpaid by the Canadian Obligors or any of them to the Canadian Secured Parties or any of them under or in connection with the Credit Documents, whether arising from dealings between the Canadian Secured Parties or any of them and the Canadian Obligors or any of them or from any other dealings or proceedings by which the Canadian Secured Parties or any of them may be or become in any manner whatever a creditor of the Canadian Obligors or any of them under or in connection with the Credit Documents, and wherever incurred, and whether incurred by the Canadian Obligors or any of them alone or with another or others and whether as principal or surety (including but not limited to any guarantee by the Canadian Obligors or any of them of obligations of other persons to the Canadian Secured Parties or any of them), and all interest, commissions, legal and other costs, charges and expenses (collectively, the "OBLIGATIONS SECURED"). The "CREDIT DOCUMENTS" include the Credit Agreement, all promissory notes of the Corporation delivered under or in connection with the Credit Agreement, as the promissory notes are amended, endorsed or otherwise modified from time to time, standby or documentary letters of credit issued for the account of the Corporation pursuant to the Credit Agreement from time to time, any guarantee by the Corporation required by the Credit Agreement, any Rate Protection Agreement to which the Canadian Obligors or any of them is a party and any other Loan Document (as defined in the Credit Agreement) to which the Canadian Obligors or any of them is a party.

3.   GRANT OF SECURITY

          As security for the payment of the obligations secured, the Corporation charges as and by way of a floating charge to and in favour of the Canadian Agent, and grants to the Canadian Agent a security interest in, all of the present and after-acquired property, undertaking and assets of the Corporation for the time being, both real and personal, movable and immovable, of whatsoever nature and kind now owned or hereafter acquired, including its goodwill and uncalled capital, (all property, undertaking and assets subject to the said mortgages, charges and security interests being collectively referred to as the "MORTGAGED PROPERTY").

4.   LEASES

          The charge of the mortgaged property contained in section 3 shall not extend or apply to the last day of the term of any lease or any agreement therefor now held or hereafter acquired by the Corporation, but should the said charge become enforceable the Corporation shall thereafter stand possessed of such last day and shall hold it in trust to assign the same to any person acquiring such term or the part thereof charged in the course of any enforcement of the said charge or any realization of the subject matter thereof.

5.   CONTRACTS, RIGHTS OR LICENCES


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          In this section 5, "RESTRICTED ASSET" shall mean any contract, right or licence of the Corporation, including any right of the Corporation as a security holder, shareholder or holder of a partnership interest, if pursuant to the terms of such contract, right or licence, or pursuant to the terms of any agreement affecting such contract, right or licence, the contract, right or licence would automatically terminate if it was part of the mortgaged property, or would be terminable at the option of the other party thereto or of the grantor thereof, or would be subject to disposition, alteration or amendment at the option of another party including another security holder, shareholder or holder of a partnership interest. The charge of the mortgaged property contained in section 3 shall not extend or apply to any Restricted Asset. Should the charge become enforceable, the Corporation shall thereafter stand possessed of each Restricted Asset and shall hold it in trust to assign the same or dispose of the same to any person as requested by the Canadian Agent. In order that the full value of all such Restricted Assets may be realized for the benefit of the Canadian Secured Parties, the Corporation shall at its expense and at the request of the Canadian Agent from time to time, take all such action and do or cause to be done all such things as shall, in the opinion of the Canadian Agent acting reasonably (with advice of counsel as the Canadian Agent considers appropriate), be necessary or proper in order that all such Restricted Assets shall enure to the benefit of the Canadian Agent.

6.   NEGATIVE PLEDGE

          The Corporation covenants that it shall not, without the consent in writing of the Canadian Agent, create, assume, incur or permit the existence of any mortgage, hypothec, charge, lien or other encumbrance upon the mortgaged property or any part thereof, other than as may be permitted by the Credit Agreement.


7.   INSPECTION OF MORTGAGED PROPERTY

          Until an event of default occurs, the Corporation may use the mortgaged property in any lawful manner not inconsistent with this Debenture, but the Canadian Agent shall have the right at reasonable times and intervals to verify the existence and state of the mortgaged property in any manner the Canadian Agent may consider appropriate and the Corporation agrees to furnish all assistance and information and to perform all such acts as the Canadian Agent may reasonably request in connection therewith, and for such purpose shall permit the Canadian Agent or its agents access at reasonable times and intervals to all places where any mortgaged property may be located and to all premises occupied by the Corporation to examine and inspect the mortgaged property and related records and documents.

8.   EVENTS OF DEFAULT

          The obligations secured shall immediately become payable and the security constituted by this Debenture shall immediately become enforceable in each of the following events:


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     (a)  if any Canadian Obligor defaults in payment of any of the obligations secured and the default continues beyond any applicable grace period;

     (b) if the Corporation defaults in performance of any covenant or condition of this Debenture and the default continues beyond any applicable grace period; or

     (c) if an event of default occurs and is continuing pursuant to the Credit Agreement.

9.   WAIVER OF DEFAULT

          The Canadian Agent may by notice to the Corporation waive any default of any Canadian Obligor on such terms and conditions as the Canadian Agent may determine, but no such waiver shall be taken to affect any subsequent default or the rights resulting therefrom.

10.  REMEDIES

          Whenever the security constituted by this Debenture becomes enforceable and so long as it remains enforceable, the Canadian Agent may:

     (a) immediately take possession of the mortgaged property and, whether or not the Canadian Agent has done so, may sell, lease or otherwise dispose thereof either as a whole or in separate parcels, at public auction, by public tender or by private sale, with or without notice, either for cash or upon credit, and upon such terms and conditions as the Canadian Agent may determine; and the Canadian Agent may execute and deliver to any purchaser of the mortgaged property or any part thereof good and sufficient deeds and documents for the same, the Canadian Agent being irrevocably constituted the attorney of the Corporation for the purpose of making any such sale, lease or other disposition and executing such deeds and documents;

     (b) by instrument in writing appoint any person to be a receiver (which term shall include a receiver and manager) of the mortgaged property or of any part thereof and may remove any receiver so appointed and appoint another in his stead; and any such receiver so appointed shall have power:(i) to take possession of the mortgaged property or any part thereof,(ii) to carry on all or any part of the business of the Corporation relating to the mortgaged property,(iii) to borrow money on the security of the mortgaged property in priority to the Debenture for the purpose of the maintenance, preservation or protection of the mortgaged property or any part thereof or for carrying on all or any part of the business of the Corporation relating to the mortgaged property, and (iv) to sell, lease or otherwise dispose of the whole or any part of the mortgaged property, at public auction, by public tender or by private sale,


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          with or without notice, either for cash or upon credit, at such time and upon such terms and conditions as the receiver may determine; provided that any such receiver shall be deemed the agent of the Corporation and the Canadian Secured Parties shall not be in any way responsible for any misconduct or negligence of any such receiver; and

     (c) exercise any of the other rights to which the Canadian Agent is entitled as holder of this Debenture, including the right to take proceedings in any court of competent jurisdiction for the appointment of a receiver and manager, for the sale of the mortgaged property or any part thereof or for foreclosure, and the right to take any other action, suit, remedy or proceeding authorized or permitted under the Debenture or by law or by equity in order to enforce the security constituted by this Debenture.

          In the exercise of their rights, powers and authorities under this Debenture, the Canadian Agent and any receiver or receiver and manager appointed by the Canadian Agent shall be the agent of the Corporation, and the Canadian Agent shall not be in any way responsible for any misconduct or negligence of any such receiver or receiver and manager. The Canadian Agent or any agent or representative thereof, may become purchasers at any public sale of the mortgaged property, whether made under a power of sale provided for in this Deed or pursuant to judicial proceedings.

11.  TAXES AND OTHER CHARGES

          The Corporation shall pay all rents, taxes, rates, levies, assessments and government fees or dues levied, assessed or imposed in respect of the mortgaged property or any part thereof (collectively "TAXES") as and when the same shall become due and payable and shall pay all charges, liens and other encumbrances on the mortgaged property (collectively "CHARGES") as and when the same shall become due and payable. If the Corporation does not pay any Taxes or Charges as and when the same shall become due and payable, the Canadian Agent may, at its option, elect to pay any such amounts and charge to the Corporation all amounts so paid as additional amounts secured under this Deed, together with interest thereon from the date of payment by the Canadian Agent of any such amounts at the highest rate applicable to Canadian dollar advances pursuant to the Credit Agreement. The Corporation may contest in good faith the payment of any Taxes or Charges provided that the Corporation is proceeding diligently and in good faith and in the best possible manner to contest the claim, the Corporation's interest in the mortgaged property cannot be forfeited, sold or affected in any other way while contesting the claim, the Corporation keeps the Canadian Agent fully informed of the proceedings, the Corporation has made arrangements satisfactory to the Canadian Agent acting reasonably in respect of the payment of the contested Taxes or Charges and the Corporation pays in accordance with section 12 any expenses incurred by the Canadian Agent in connection with the proceedings.

12.  EXPENSES


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          The Corporation shall pay to the Canadian Agent upon demand the amount of all reasonable expenses incurred in recovering any obligations secured or in enforcing the security constituted by this Debenture, including but not limited to, the expenses incurred in connection with the repossession, holding, repairing, processing, preparing for disposition, and disposing of any of the mortgaged property (including reasonable legal and other expenses), with interest thereon from the date of the incurring of such expenses at the highest rate applicable to Canadian dollar advances pursuant to the Credit Agreement.

13.  DISCHARGE

          If the Corporation pays to the Canadian Agent the obligations secured by this Debenture or if the obligations secured by this Debenture are otherwise paid in full and the Corporation otherwise observes and performs the terms and conditions of this Debenture, then the Canadian Agent shall at the request and at the expense of the Corporation cancel and discharge the mortgage and charge of this Debenture and execute and deliver to the Corporation such deeds and other instruments as shall be requisite therefor. For the purposes of this section 13 only, "obligations secured" shall not include Rate Protection Agreements that are not entered into pursuant to the Credit Agreement.

14.  NOTICES

          Unless otherwise provided in any agreement to which the Canadian Agent and the Corporation are parties, any notice or demand required or permitted to be given or made under this Debenture by the Canadian Agent to the Corporation may be served personally on a director, officer or employee of the Corporation or may be given or made by mailing the same by prepaid registered mail addressed to the Corporation at its address as set out above and shall, unless a different date of receipt is established by law, be conclusively deemed to have been received by the Corporation if served personally on the day served and if given or made by mailing by prepaid registered mail on the third business day following the date of such mailing.

15.  CONTINUING AND ADDITIONAL SECURITY

          This Debenture shall not be considered as satisfied or discharged by any intermediate payment (as distinct from a final payment) of the whole or part of the obligations secured but shall constitute and be a continuing security for a current or running account and shall be in addition to and not in substitution for any other security now or hereafter held by or for the benefit of the Canadian Agent. The remedies of the Canadian Agent under this Debenture may be exercised from time to time separately or in combination and are in addition to and not in substitution for any other rights of the Canadian Agent however created.

16.  AMALGAMATIONS


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          If the Corporation amalgamates with any corporation or corporations, the obligations secured by this Debenture and the mortgage and charge created by this Debenture shall continue and shall extend to the present and future undertaking, property and assets of the amalgamated corporation, as if the amalgamated corporation had executed this Debenture as the Corporation.

17.  TRANSFERABLE

          Subject to any restrictions on transfer contained in the Credit Agreement or any other agreement to which the Corporation and the Canadian Agent are parties, the obligations secured by this Debenture shall be paid and this Debenture shall be transferable without regard to any set-off or counter-claim between the Corporation and the Canadian Agent.

18.  EFFECT OF HEADINGS

          The headings and marginal notes of the sections in this Deed are inserted for convenience of reference only and shall not affect the interpretation of this Debenture.

19.  LAW GOVERNING

          This Debenture shall be governed in all respects by the law of the Province of Manitoba and the federal laws of Canada applicable therein.

20.  FURTHER COVENANTS

          The Corporation shall not:

     (a) change its name without providing the Canadian Agent with prior 30 days written notice thereof and promptly taking other steps, if any, as the Canadian Secured Parties reasonably request to permit the Canadian Agent to perfect the Security with respect to the change in name;

     (b) permit its chief executive office or chief place of business to be located out of the Province of Manitoba without providing the Canadian Agent with 30 days prior written notice thereof and promptly taking other steps, if any, as the Canadian Secured Parties reasonably request to permit the Canadian Agent to perfect the security with respect to the change in location;

     (c) permit any of its tangible personal property (other than (i) inventory in transit (ii) goods of a type normally used in more than one jurisdiction which are equipment or inventory leased or held for lease by the Corporation to others or (iii) tangible personal property of a value which is not material in relation to the obligations secured which is temporarily located out of Manitoba) to be


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          located out of Manitoba without providing the Canadian Agent with 30 days prior written notice thereof and promptly taking other steps, if any, as the Canadian Secured Parties reasonably request to permit the Canadian Agent to perfect the security with respect to the change in location.

          The Corporation shall, forthwith on demand, deliver to the Canadian Agent possession of all "instruments," "securities," "letters of credit," "advices of credit" and "negotiable documents of title" as those terms are defined or used in the Personal Property Security Act (Manitoba) as amended from time to time. The Corporation shall also, forthwith on demand, deliver to the Canadian Agent all such security agreements, mortgages and other documents as may be reasonably required to provide the Canadian Agent with a fixed and specific mortgage and charge and a security interest in all patents, trademarks and other intellectual property in which the Corporation now or hereafter holds an interest and to provide the Canadian Agent with a fixed and specific mortgage and charge and a security interest in any or all real and immovable property (including leaseholds), equipment, machinery, vehicles and other tangible personal property hereafter acquired by the Corporation.

          The Corporation represents and warrants that as of the date of this Debenture, all of its tangible property, other than inventory in transit, is located in the Province of Manitoba and all of its accounts receivable are billed from, and payment is customarily received in, the same place.

          IN WITNESS WHEREOF this Debenture has been signed by its duly authorized officer as of 30 June 1997.

                                WESTCAN PHARMACEUTICALS LTD.



                                By: /s/ William B. Towne                     c/s
                                   ------------------------------------------
                                   Name:  William B. Towne
                                   Title: Treasurer


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